Exhibit 99.1
2600 Citadel Plaza Drive
P.O. Box 924133
Houston, Texas 77292-4133

NEWS RELEASE

Information: Michelle Wiggs, Phone: 713.866.6050

WEINGARTEN REALTY INVESTORS DECLARES SPECIAL CASH DIVIDEND OF $0.25 PER SHARE
Houston, TX, December 12, 2014 - Weingarten Realty Investors (NYSE:WRI) announced today that its Board of Trust Managers declared a special cash dividend of $0.25 per common share payable on December 30, 2014 to shareholders of record on December 23, 2014. The Company estimates the special dividend will consist primarily of gains on dispositions of properties as part of the strategic portfolio transformation which began in 2011.
The Board of Trust Managers did not make any change in the Company’s policy with respect to regular quarterly dividends.

About Weingarten Realty Investors

Weingarten Realty Investors (NYSE: WRI) is a shopping center owner, manager and developer. At September 30, 2014, the Company owned or operated under long-term leases, either directly or through its interest in real estate joint ventures or partnerships, a total of 251 properties which are located in 21 states spanning the country from coast to coast. These properties represent approximately 47.4 million square feet of which our interests in these properties aggregated approximately 29.0 million square feet of leasable area. To learn more about the Company’s operations and growth strategies, please visit www.weingarten.com.

Forward-Looking Statements

Statements included herein that state the Company’s or Management’s intentions, hopes, beliefs, expectations or predictions of the future are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 which by their nature, involve known and unknown risks and uncertainties. The Company’s actual results, performance or achievements could differ materially from those expressed or implied by such statements. Reference is made to the Company’s regulatory filings with the Securities and Exchange Commission for information or factors that may impact the Company’s performance.